As filed with the Securities and Exchange Commission on May 21, 2020
Registration No. 333-190611
Registration No.  333-210336

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_____________________________
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_____________________________
BMC STOCK HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	26-4687975 (I.R.S. Employer Identification No.)
BMC Stock Holdings, Inc.
8020 Arco Corporate Drive, Suite 400
Raleigh, North Carolina 27617
(919) 431-1000
(Address of Principal Executive Offices, including Zip Code)
STOCK BUILDING SUPPLY HOLDINGS, INC. 2013 INCENTIVE COMPENSATION PLAN
BMC STOCK HOLDINGS, INC. 2020 INCENTIVE COMPENSATION PLAN
(Full title of the Plans)
Timothy D. Johnson
Executive Vice President and General Counsel
BMC Stock Holdings, Inc.
8020 Arco Corporate Drive, Suite 400
Raleigh, North Carolina 27617
(Name and address of agent for service)
(919) 431-1000
(Telephone number, including area code, of agent for service)
Copy to:
Krista P. Hanvey, Esq.
Gibson, Dunn & Crutcher LLP
2001 Ross Avenue Suite 2100
Dallas, TX 75201
(214) 698-3100
______________________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act or Rule 405 of the Securities Act of 1933.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
BMC Stock Holdings, Inc. (the “Registrant” or “we”) registered, pursuant to a Registration Statement on Form S-8 filed on August 14, 2013 (Registration No. 333-190611) (the “First Registration Statement”), the offer and sale of up to 1,800,000 shares of our Common Stock, par value $0.01 per share (“Common Stock”), under the Stock Building Supply Holdings, Inc. 2013 Incentive Compensation Plan (as amended, the “2013 Plan”). We subsequently filed a Registration Statement on Form S-8 filed on March 23, 2016 (Registration No. 333-210336) to register an additional 3,800,000 shares of Common Stock under the 2013 Plan (the Second Registration Statement, and together with the First Registration Statement, the “2013 Plan Registration Statements”).
Our board of directors approved the BMC Stock Holdings, Inc. 2020 Incentive Compensation Plan (the “2020 Plan”) on March 19, 2020 and such plan was subsequently approved by our stockholders on May 14, 2020. Pursuant to the terms of the 2020 Plan, the following shares of Common Stock will be issuable under the 2020 Plan: (i) any shares of Common Stock that remain available for grant under the 2013 Plan as of May 14, 2020 and (ii) any shares of Common Stock subject to outstanding awards under the 2013 Plan as of May 14, 2020 that on or after May 14, 2020 are forfeited, terminated, expire or otherwise lapse without being exercised (to the extent applicable), or are settled in cash.
Pursuant to the undertakings in Item 9 of the 2013 Plan Registration Statements, we are filing this Post-Effective Amendment No. 1 to the 2013 Plan Registration Statements to provide that such registration statements shall also cover the 3,634,203 shares of Common Stock representing (i) the shares of Common Stock that remain available for grant under the 2013 Plan as of May 14, 2020 and (ii) the shares of Common Stock subject to outstanding awards under the 2013 Plan as of May 14, 2020 that on or after May 14, 2020 may be forfeited, terminated, expire or otherwise lapse without being exercised (to the extent applicable), or may be settled in cash and that thus are or become issuable under the 2020 Plan.

EXHIBIT INDEX

Exhibit No.	Description
5.2	Opinion of Gibson, Dunn & Crutcher LLP (filed herewith).

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, North Carolina, on May 21, 2020.

BMC STOCK HOLDINGS, INC.
(Registrant)
By:	/s/ James F. Major, Jr.
Executive Vice President, Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, the following persons have signed this Post-Effective Amendment No. 1 to the Registration Statement in the capacities and on the date(s) indicated.

Signature	Title	Date

/s/ David E. Flitman	President, Chief Executive Officer and Director (Principal Executive Officer)	May 21, 2020
David E. Flitman

/s/ James F. Major, Jr.	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting officer)	May 21, 2020
James F. Major, Jr.

/s/ David Bullock	Director and Chairman of the Board	May 21, 2020
David Bullock

/s/ Mark Alexander	Director	May 21, 2020
Mark Alexander

/s/ Cheemin Bo-Linn	Director	May 21, 2020
Cheemin Bo-Linn

/s/ Cory J. Boydston	Director	May 21, 2020
Cory J. Boydston

/s/ Henry Buckley	Director	May 21, 2020
Henry Buckley

/s/ David L. Keltner	Director	May 21, 2020
David L. Keltner

/s/ Michael Miller	Director	May 21, 2020
Michael Miller

/s/ James O’Leary	Director	May 21, 2020
James O’Leary

/s/ Carl R. Vertuca, Jr.	Director	May 21, 2020
Carl R. Vertuca, Jr.